Exhibit 10.2


                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                                  629 J Street
                              Sacramento, CA 95814
                            Telephone (916) 557-9900
                               Fax (916) 447-9324


                                                       November 7, 2002

Mr. Jeffrey S. McCormick

         Re:      Stock Option Grant for 4,000,000 Shares of
                  Alternative Technology Resources, Inc.

Dear Mr. McCormick:

     In consideration of your contributions to Alternative Technology Resources, Inc., a Delaware corporation (the "Company"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to you a non-qualified stock option (the "Option") to purchase up to four million (4,000,000) shares (the "Option Stock") of the common stock, $.01 par value, of the Company (the "Company Stock") at the Exercise Price (defined herein), in accordance with the vesting schedule, and subject to the other terms and conditions set forth herein. This Option to acquire Option Stock hereby granted is in addition to the stock options granted by the Company to you pursuant to the employment agreement dated April 14, 2000 between you and the Company (the "Employment Agreement"). The specific provisions of this Option grant are as follows:

     1. Vesting Schedule. The right to purchase the Option Stock shall vest over a four (4) year period, with the Option to purchase the first one million (1,000,000) shares of the Option Stock to vest on January 31, 2003. Thereafter, the Option to purchase one million (1,000,000) shares of the Option Stock shall vest on each of January 31, 2004, January 31, 2005, and January 31, 2006. The foregoing vesting schedule to the contrary notwithstanding, the vesting shall accelerate and the Option to purchase all the Option Stock shall become one hundred percent (100%) vested in the event of (i) a Change of Control of the Company or (ii) a termination of your employment with the Company other than by the Company for Cause (as such terms "Change of Control" and "Cause" are defined in the Employment Agreement). In the event that the Company terminates your employment with the Company for Cause, then that portion of the Option granted hereunder to purchase Option Stock which has not vested as of the time of such termination for Cause shall terminate immediately. With respect to any and all option rights to acquire any shares of stock in the Company that may now or hereafter be in effect, you or your estate, as the case may be, shall retain the right to exercise the option on any and all such stock that has vested prior to or as a result of any such event of termination.
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     2. Option Exercise Price. The exercise price (the "Exercise Price") for the
Option Stock shall be One and 25/100 Dollars ($1.25) per share of Option Stock.

     3. Exercise of Option. The Option to acquire Option Stock may be exercised by you by tendering to the Company a notice of your election to exercise the Option, together with the Exercise Price, which, at your election, may be made
(i) in legal tender, (ii) by bank cashier's or certified check, (iii) by your election of a net issue or cashless exercise, in which case the Company shall issue and deliver to you (without payment by you of any Exercise Price or of any other cash or other consideration) that number of fully paid and nonassessable shares of the Option Stock to which you would be entitled, reduced by a number of shares of Option Stock having an aggregate fair market value equal to the aggregate Exercise Price for such Option Stock to which you would be entitled,
(iv) by surrendering shares of the Company's Common Stock that have been owned by you for at least six months prior to the date of exercise and that have an aggregate fair market value equal to the aggregate Exercise Price, (v) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price or delivery of irrevocable instructions to a broker to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price, or (vi) by any combination of the foregoing.

     4. Option Term. Subject to the terms of this grant, the Option may be exercised in whole or in part from time to time, but in no event more than ten
(10) years after the date hereof.

     5. Exercise Date; Certificates. The date on which the Company is notified of the exercise of the Option and the Exercise Price is given to the Company in accordance with the terms of Section 3 hereof is referred to herein as the "Exercise Date". The Company shall forthwith at its sole expense (including the payment of issue taxes), issue and deliver to you certificates for the proper number of shares of Option Stock upon exercise of this Option within ten (10) days after the Exercise Date, and such Option Stock shall be deemed issued for all purposes as of the opening of business on the Exercise Date, notwithstanding any delay in the actual issuance.

     6. Registration Rights. If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the restricted Stock for sale to the public), each such time it will give written notice to you of its intention to do so. Upon your written request, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any Option Stock issued to you, the Company will use its best efforts to cause all the Option Stock (whether acquired by you before or after such notice) as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by you of such Option Stock ("Piggy-Back Registration Rights"). The foregoing provisions notwithstanding, the Company may withdraw any registration statement referred to

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in this Section without  thereby  incurring any liability to you. The Piggy-Back
Registration Rights shall be applicable to all Option Stock issued to you and shall survive any termination of your employment. The Company will pay all registration expenses in connection with each registration statement relating to each Piggy-Back Registration in this Agreement.

     7. Authority. The Company warrants and represents to you that: (i) it has legal existence and is in good standing in its place of organization and where it has offices, (ii) the execution, delivery and performance of this Agreement
(A) is within its powers, and has been duly authorized by all necessary Company action and (B) is and will be the valid and legally binding obligations of the Company, enforceable in accordance with its terms, and that the Company will defend, indemnify and hold you harmless from and against any claim based upon circumstances alleged to be inconsistent with this representation and warranty.

     8. General.

     (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by a nationally recognized courier, such as Federal Express, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by courier, on the next business day following the day such notice is delivered by the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made. A copy of any notice from the Company to you shall also be sent to Gadsby Hannah LLP, 225 Franklin Street, Boston, MA 02110, Attn: Jeffrey P. Cleven, Esq. A business day is any Monday through Friday on which first class mail is delivered in Boston, Massachusetts.

     (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

     (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether

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or not  similar.  Each such  waiver or consent  shall be  effective  only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     (e) Assignment. Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that your Option rights to acquire the Option Stock shall inure to the benefit of your estate in accordance with the laws of death and distribution.

     (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

     (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

     (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the state or federal courts located in the Commonwealth of Massachusetts and having jurisdiction over such agreements. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail return receipt requested, postage prepaid, to the party at its address set forth herein.

     (i) Severability. The parties intend this Agreement to be enforced as written. In the event that any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

     (k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other

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circumstances  or  constitute  a waiver of the rights of the party  giving  such notice or demand to any other or further action in any circumstances without such notice or demand.

     (l) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     Please countersign and return to me a copy of this Agreement as a confirmation of your acceptance and agreement with its terms.

                                          Very truly yours,
                                          Alternative Technology Resources, Inc.


                                              By: _____________________________
                                                  Name:    James W. Cameron, Jr.
                                                  Title:   Chairman

Accepted and Agreed:



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Jeffrey S. McCormick